Exhibit 99.1

MRC Global Signs Agreement

to Sell Oil Country Tubular Goods (OCTG) Business

Reduces exposure to upstream drilling volatility

Houston, TX – February 10, 2016 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced that it has entered into a definitive agreement to sell its U.S. OCTG business to Sooner Pipe, LLC, a subsidiary of Marubeni-Itochu Tubulars America, Inc., for $48 million, subject to certain adjustments. MRC Global’s U.S. OCTG sales were approximately $305 million in 2015. As a result of the expected sale, a pre-tax charge of approximately $5.0 million is expected to be recorded in the fourth quarter of 2015. The transaction is expected to close in the first quarter of 2016, subject to customary closing conditions.

Andrew R. Lane, MRC Global’s chairman, president and chief executive officer stated, “The divestiture of our OCTG product line is the culmination of our strategy to reduce our exposure to upstream drilling volatility and to focus on growing our higher margin product lines, particularly our valve, valve automation and instrumentation business . We remain committed to our line pipe business as it has applications across each of the upstream, midstream and downstream end markets. This transaction benefits our U.S. OCTG customers, suppliers and employees by placing the business with the leading OCTG distributor and service provider. We will work with Sooner to ensure a smooth transition of the business.”

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

Forward looking statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “expected” and similar expressions are intended to identify forward-looking statements. MRC Global’s expectations of a first quarter 2016 closing and fourth quarter 2015 charge as a result of the closing are only its expectations. These expectations are subject to usual and customary closing conditions and the buyer completing the transaction.

Contact:

Monica Broughton

Investor Relations

MRC Global Inc.

Monica.Broughton@mrcglobal.com

832-308-2847

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